Exhibit 99.1

For more information contact:

Investor Relations:	Media Relations:
Bonnie Mott	Jennifer Bilsey
Verisity Ltd.	Verisity Ltd.
650/934-6800	650/934-6800
bonnie@verisity.com	jen@verisity.com

VERISITY ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

AND WEBCAST

MOUNTAIN VIEW, Calif. –April 2, 2004 – Verisity, Ltd. (Nasdaq:VRST), the leading supplier of Verification Process Automation (VPA) solutions, today announced that based on a preliminary analysis of its results for the quarter ending March 31, 2004, it expects to report revenue of approximately $10.2 million. Based upon this revenue forecast, the Company now expects to report earnings per fully diluted share of $0.00 to $0.01. These statements do not include guidance relating to Axis Systems, Inc., that was acquired on February 9, 2004.

“While we continued to see an increase in overall design activity, customers’ development budgets remained constrained. As a result, we received less than expected revenue from perpetual licenses as customers shifted to the more affordable time-based license model, and some orders that we expected in March were delayed,” said Moshe Gavrielov, Chief Executive Officer of Verisity. “As the leader in verification solutions, we are very confident in our strategy and product offerings. The key technologies attained from acquiring Axis Systems, further broaden our addressable market. The integration is going well and we look forward to delivering more comprehensive integrated solutions to our customers and the financial benefits associated with our growth strategy.”

Verisity will host a conference call today at 6:00 a.m. Pacific Time, regarding this announcement. The live webcast of the call will be available on the investor relations page of Verisity’s Web site at http://www.verisity.com. Following completion of the call, a rebroadcast of the webcast will be available at http://www.verisity.com through April 9, 2004. For those without access to the Internet, a replay of the call will be available from 7:00 a.m. Pacific Time on April 2, 2004 through April 9, 2004. To listen to a replay, call (719) 457-0820, access code 656504.

These statements regarding estimated results are preliminary and based on partial information and management estimates. The Company expects to announce its actual results for the quarter on April 26, 2004 and provide guidance for the balance of the year.

About Verisity

Verisity Ltd. (NASDAQ: VRST) is the leading supplier of process automation solutions for the functional verification market. The Company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing and consumer electronics global markets. Verisity’s VPA solutions enable projects to move from executable verification plans to unit, chip/system and project level ‘total coverage’ and verification closure, while maximizing productivity, product quality and predictability of schedules. The Company’s strong market presence is driven by its proven technology, methodology and solid strategic partnerships and programs.

Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

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Forward-Looking Statements

To the extent statements contained herein are not purely historical, they are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission. Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent only management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements. In particular, these include the Company’s ability to accurately forecast the company’s short term and long term operating performance, predict customer demand due to the continued economic and geopolitical uncertainty and the related effects on customers’ budgets, maintain market leadership position, predict the timing of significant orders and predict the type of licenses customers purchase. Verisity Ltd. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Verisity, the Verisity logo, and Specman Elite, are either registered trademarks or trademarks of Verisity Design, Inc., in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.

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